Exhibit 10.12

Contract Number: NO·YX202111

Cooperation Agreement for Software Development between Guangzhou Youxin Technology Co., Ltd. and Guangzhou Huitou Information Technology Co., Ltd.

Party A: Guangzhou Youxin Technology Co., Ltd.

Address: Block AI, Units 605-607A, Yuexiu Fushiji Plaza, No. 13 Haian Road, Tianhe District, Guangzhou

Contact: Cao Huiping

Contact Phone: 13632246497

Contact Email: caohuiping@youxin.cloud

Party B: Guangzhou Huitou Information Technology Co., Ltd.

Address: Room 1301-6, Building 7, Dongying Science and Technology Park, Tianhe District, Guangzhou

Contact: Sun Zheng

Contact Phone: 18588870817

Contact Email: 271219416@qq.com

Both parties, in the spirit of mutual benefit, honesty, and trustworthiness, and in accordance with the relevant laws and regulations of the People’s Republic of China, including the Contract Law, hereby enter into the following agreement:

Article 1: Collaboration Mode

1.1 Party A entrusts Party B to provide digital software development services.

1.2 Party A is responsible for implementing and building new retail digital products, while Party B is responsible for customer liaison, on-site research, project training and delivery, routine maintenance, and providing necessary services and technical support to customers, addressing various customer inquiries.

1.3 During the collaboration, Party B is obligated to protect the brand image of Party A from damage due to any errors in Party B’s work. Party B is also obliged to assist Party A in necessary project execution matters during the service period.

1.4 Party A shall make timely payments, and Party B shall provide services as stipulated in the contract.

1.5 During the contract period, if either Party A or Party B discloses the other party’s information or business secrets, resulting in tangible or intangible losses to the innocent party, the at-fault party shall bear economic compensation and even legal liability.

Article 2: Rights and Obligations of Party B

2.1 Party B possesses the qualifications and capabilities to fulfill all obligations under this agreement.

2.2 Party B guarantees that all of its business activities fully comply with relevant Chinese laws, regulations, administrative rules, etc. In the event that Party B’s actions in violation of the above provisions cause any harm to Party A, Party B shall assume all legal responsibilities and compensate Party A for the incurred losses.

2.3 Party B must adhere to relevant laws, regulations, and other management systems related to Party A and this agreement. Otherwise, Party B shall be responsible for any losses incurred by Party A as a result. Party B is obligated to supervise and urge its customers to comply with the aforementioned regulations.

2.4 All information submitted by Party B to Party A is accurate, including but not limited to business licenses, contact information, certificates, relevant documents, etc. Party A has the obligation to independently verify the accuracy of the information provided by Party B.

2.5 Party B does not have any circumstances that could adversely affect the fulfillment of obligations under this agreement, including but not limited to customer complaints, administrative penalties, lawsuits, liquidation, dissolution, or bankruptcy. If any of the aforementioned circumstances occur during the execution of this agreement, Party B shall promptly inform Party A.

2.6 Party B guarantees the authenticity, legality, and validity of all information provided to Party A and users. During the cooperation period, Party B shall not mislead users, engage in false advertising, or participate in any illegal activities.

2.7 During the validity period of this agreement and after its termination or termination, Party B undertakes not to provide any information or materials related to Party A’s business, technology, etc., to enterprises or commercial organizations that compete with Party A. Otherwise, Party B is willing to bear corresponding responsibilities.

Article 3: Rights and Obligations of Party A

3.1 Party B is solely responsible for problems arising from its false identity, and Party A shall not assume any responsibility. Party A also has the right to take action against Party B’s membership number on Party A’s marketing platform, related products, and services.

3.2 Party B shall keep all confidential information of Party A confidential.

3.3 If Party B’s violation of this agreement causes losses to customers or Party A, Party A has the right to terminate this agreement and demand compensation for the losses from Party B.

Article 4: Payment/Settlement Method

4.1 Party A shall pay Party B a service fee. The total service fee for this service is: RMB 250,000.00 (In words: Two Hundred and Fifty Thousand Yuan).

4.2 Payment methods for the service fee.

(1) Within 7 working days after the signing of the contract by Party A and Party B, Party B shall issue a corresponding value-added tax special invoice. Party A shall pay 50% of the total contract amount to Party B, which is RMB 125,000.00 (In words: One Hundred and Twenty-Five Thousand Yuan).

(2) Within 7 working days of Party A receiving the payment for the second phase of the project, Party B shall issue a corresponding value-added tax special invoice. Party A shall pay 30% of the total contract amount to Party B, which is RMB 75,000.00 (In words: Seventy-Five Thousand Yuan).

(3) Within 7 working days of Party A receiving the payment for the third phase of the project, Party B shall issue a corresponding value-added tax special invoice. Party A shall pay 20% of the total contract amount to Party B, which is RMB 50,000.00 (In words: Fifty Thousand Yuan).

Article 5: Amendment and Termination of Agreement

5.1 Both Party A and Party B shall perform their obligations under this agreement based on the principles of honesty and good faith. If either party employs fraudulent, coercive, or violent means during performance, the other party has the right to terminate this agreement and demand compensation for losses.

5.2 Upon mutual agreement, the relevant terms of this agreement may be changed, but such changes must be confirmed in writing.

5.3 If the laws, regulations, or rules upon which this agreement is based undergo changes, the relevant content of this agreement shall be adjusted accordingly. If significant changes in objective circumstances occur that make the fulfillment of this agreement impossible, both parties can agree to amend or terminate the agreement through negotiation.

5.4 If one party encounters significant difficulties in operation, enters a legally mandated restructuring period, or faces liquidation, either party can terminate this agreement.

5.5 Party A has the right to terminate this agreement and/or revoke Party B’s status as a contracting partner in the event that Party B exhibits any of the following conditions. If any of these conditions result in losses to users or Party A, Party B shall bear the associated losses:

5.5.1 Enters bankruptcy proceedings, dissolution, revocation of business license, or termination of business operations by regulatory authorities.

5.5.2 Collaborates with illegal users in activities such as false identity registration or engages in other unlawful activities.

5.5.3 Determined by relevant authorities to lack the necessary business qualifications.

5.5.4 Provides false materials to obtain Party A’s cooperation qualification.

5.5.5 Retains, steals, or leaks sensitive user information.

5.5.6 Severely damages Party A’s reputation through its own actions.

5.5.7 Changes its scope of operations in a way that Party A confirms is no longer suitable for cooperation.

5.5.8 Makes improper promises or promotions to customers, causing losses to Party A or customers.

5.5.9 Fails to properly safeguard customer information, resulting in information leakage or illegal use.

5.5.10 Other circumstances stipulated in this agreement.

Article 6: Breach of Contract Liability

6.1 If Party B violates national laws, policies, industry practices, or social ethics, causing harm or potential harm to Party A, Party A has the right to request Party B to rectify the situation or directly terminate the agreement.

6.2 If Party B violates the terms of this contract or receives multiple customer complaints, Party A will issue a written (including electronic format) breach notice to Party B. Depending on the severity of Party B’s breach, Party A may demand that Party B assume corresponding compensation responsibilities.

6.3 Any losses caused by Party A’s fault shall be borne by Party A.

6.4 If either party changes its notification address or contact information, it must notify the other party of the changed address or contact information within ten days from the date of the change. Otherwise, the party initiating the change shall be responsible for all consequences resulting from this change.

Article 7: Dispute Resolution

7.1 In the event of a dispute between the parties during the execution of this agreement, the parties shall attempt to resolve it amicably through negotiation. If a consensus cannot be reached, either party may initiate legal proceedings at the People’s Court at the location of Party A.

Article 8: Disclaimer Clause

8.1 If the full or partial performance of this agreement is hindered due to force majeure, the parties can negotiate to decide on partial performance, postponement, or termination of this agreement based on the actual situation. Force majeure refers to objective events that are unforeseeable, unavoidable, insurmountable, and have a significant impact on one or both parties, including but not limited to natural disasters such as floods, earthquakes, epidemics, and storms, as well as social events such as war, riots, government control, and other reasons. If one party cannot fulfill the agreement due to a force majeure event, it should promptly take measures to prevent the expansion of losses and notify the other party in writing to mitigate potential losses. Otherwise, compensation liability for expanded losses shall be borne by the non-notifying party.

8.2 If any of the following circumstances occur, rendering the continued performance of this agreement impossible, both parties may terminate this agreement without mutual liability, except as otherwise stipulated in this agreement:

8.2.1 Hacking attacks or outbreaks of computer viruses;

8.2.2 Destruction, paralysis, or malfunction of computer systems making normal use impossible;

8.2.3 Technical adjustments or failures by the telecommunications department;

8.2.4 Inability to continue performance or need for modification due to reasons not attributable to Party B, such as telecommunications operators.

8.2.5 Inability to continue performance or need for modification due to changes in laws and regulations.

Article 9: Supplementary Provisions

9.1 Agreement Validity

This agreement is valid for one year, from January 21, 2022, to January 20, 2023.

9.2 The establishment, effectiveness, interpretation, performance, and dispute resolution of this agreement shall be governed by the laws of the People’s Republic of China.

9.3 Except as explicitly stipulated by law, subsequent legislation or legal changes do not retroactively affect this agreement. The parties may, through mutual consultation, modify or supplement this agreement in accordance with subsequent legislation or amended laws, provided that written form is used.

9.4 The understanding and interpretation of this agreement shall be based on the purpose of the agreement and the original text. The titles of this agreement are provided for convenience of reading and shall not affect the interpretation of this agreement.

9.5 Both parties have an obligation to maintain the confidentiality of the content of this agreement and each other’s trade secrets.

9.6 This agreement is executed in duplicate, with each party holding one copy. It becomes effective after being stamped, and both copies of the agreement have equal legal validity.

Signature of Party A: Guangzhou Youxin Technology Co., Ltd.

Representative’s Signature (Seal):

Date: January 21, 2022

Signature of Party B: Guangzhou Huitou Information Technology Co., Ltd.

Representative’s Signature (Seal):

Date: January 21, 2022